UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2014

GEORGETOWN BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35595	80-0817763
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2 East Main Street, Georgetown, MA	01833
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-352-8600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                        Results of Operations and Financial Condition

On October 28, 2014 Georgetown Bancorp, Inc. (the “Company”) issued a Press Release disclosing its results of operations and financial condition at and for the three and nine months ended September 30, 2014. A copy of the Press Release is included as Exhibit 99.1 to this report. The Company will include final financial statements and additional analyses at and for the period ended September 30, 2014, as part of its Form 10-Q covering that period.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 27, 2014, the Company’s wholly-owned subsidiary, Georgetown Bank (the “Bank”), entered into a change in control agreement (the “Agreement”) with Frederick H. Weismann, Executive Vice President and Chief Operating Officer (the “Executive”). The change in control agreement has a term of 12 months. Subject to a comprehensive review by the President and Chief Executive Officer of the Bank within 30 days prior to the anniversary date of the agreement and his recommendation of renewal to the Board of Directors, the agreement may be renewed by the Board of Directors for an additional 12 months. If the Board of Directors determines not to renew the agreement and gives the Executive timely written notice of non-renewal, the change in control agreement will terminate on the anniversary date. Notwithstanding the foregoing, if the change in control agreement is in effect on the effective date of a change in control, the agreement will automatically renew on such date and will expire 12 months following the change in control.

In the event of a change in control (as defined in the agreement) followed by the Executive’s involuntary termination of employment (other than for cause) or his resignation for good reason, the Executive will receive a cash severance payment equal to one times his annual base salary, provided that, in the event that the payment under the change in control agreement when aggregated with other payments to which the Executive would be entitled as the result of a change in control would constitute parachute payments and trigger an excise tax on the excess parachute payment, then the payment under the change in control agreement would be reduced to avoid this result.  Under the change in control agreement, “good reason” would include any of the following events: (i) the failure to elect or reelect or appoint or reappoint the Executive to his executive position, unless consented to by the Executive; (ii) a substantial adverse and material change in the Executive’s function, duties and responsibilities; (iii) a substantial and material reduction in his annual compensation or benefits from those being provided immediately prior to the change in control (except for any reduction that is part of an employee-wide reduction in pay or benefits); (iv) a liquidation or dissolution of the Bank; (v) a relocation of his principal place of employment by more than 25 miles from its location immediately prior to the change in control, or (vi) a material breach of the change in control agreement by the Bank.  In the event the Executive has good reason to terminate, he must give notice of his resignation for good reason within 90 days of the initial event that giving rise to the right to terminate and the Bank, or its successor, and the Bank, or its successor, will have 30 days to cure the good reason, provided that such 30-day period may be waived by the Bank, or its successor.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

Item 8.01.                                        Other Events

On October 28, 2014, the Board of Directors of the Company also announced a quarterly cash dividend of $0.0425 per share of common stock.  The dividend will be paid on or about November 24, 2014, to stockholders of record as of the close of business on November 10, 2014.

Item 9.01.                                        Financial Statements and Exhibits

(a)                                 Not Applicable.

(b)                                 Not Applicable.

(c)                                  Not Applicable.

(d)                                 Exhibits. The following exhibit is being furnished herewith:

Exhibit No.	Description

10.1	Change in Control Agreement between Georgetown Bank and Mr. Fredrick H. Weismann, dated October 27, 2014

99.1	Press release dated October 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GEORGETOWN BANCORP, INC.

DATE: October 29, 2014	By:	/s/ Joseph W. Kennedy
Joseph W. Kennedy
Senior Vice President and Chief Financial Officer